UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 13, 2012

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of John K. Penver.

On June 13, 2012, John K. Penver delivered his resignation from his role as Vice President of Finance, Chief Financial Officer and Secretary of Active Power, Inc. (the “Company”) to be effective as of October 31, 2012.

In connection with Mr. Penver’s resignation, the Company entered into a Transition Agreement and Release with Mr. Penver, dated June 13, 2012 (the “Agreement”), which, among other things, provides the following:

•	Mr. Penver shall be employed by the Company through October 31, 2012 to provide for an orderly transition of Mr. Penver’s duties (the “Transition Period”);

•	continuation of payment of Mr. Penver’s base salary during the Transition Period, payable in accordance with the Company’s regular payroll practices; and

•	payment to Mr. Penver of a lump sum of $50,000, less applicable withholding, provided that Mr. Penver remains employed by the Company throughout the Transition Period.

During the Transition Period, Mr. Penver will continue to serve as the Company’s chief accounting officer, until the Company names a new permanent Chief Financial Officer.

The Transition Agreement further provides that at the end of the Transition Period, Mr. Penver will be entitled to the following additional severance benefits, as provided in the Severance Benefits Agreement dated April 14, 2010 by and between the Company and Mr. Penver:

•	continuation of payment of Mr. Penver’s base salary for nine (9) months after the expiration of the Transition Period, payable in accordance with the Company’s regular payroll practices;

•
payment to Mr. Penver  of his annual bonus under the Company’s 2012 management incentive program (i) as to a prorated portion, with respect to performance objectives that are measured over a period of time to the extent the objectives (as prorated for the period of employment during such performance period) are actually achieved prior to the date of employment termination, and (ii) as to the full amount with respect to performance objectives that are measured on the basis of the occurrence of an event, to the extent such objective is actually achieved prior to the date of employment termination;

•
reimbursement for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the earlier of (i) a period of nine (9) months after the Transition Period, (ii) until Mr. Penver has secured other employment, or (iii) the date Mr. Penver is no longer eligible to receive continuation coverage pursuant to COBRA; and

•
acceleration of the vesting of 175,938 shares (equivalent to an additional nine (9) months of vesting after the Transition Period) under all outstanding stock option and restricted stock unit agreements between the Company and Mr. Penver that would have otherwise remained unvested as of the date of Mr. Penver’s resignation, such that Mr. Penver will be vested in a total of 1,068,814 shares subject to options and restricted stock units, assuming he remains employed by the Company throughout the Transition Period.

The foregoing is subject to (i) a release of the Company by Mr. Penver for all claims (other than for payment of the foregoing), (ii) Mr. Penver’s compliance with non-competition and non-solicitation covenants for nine (9) months post-termination and continued observance of his obligations to the Company under his current proprietary information and nondisclosure agreement, and (iii) Mr. Penver’s compliance with customary non-disparagement covenants.  The foregoing is a summary of the Agreement and does not purport to be complete.

(e)

The information set forth above under Item 5.02(b) is hereby incorporated by reference into this Item 5.02(e).

Item 7.01.	Regulation FD Disclosure.

On June 14, 2012, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K.  A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.  Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press Release of Active Power, Inc. dated June 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: June 14, 2012	By:	/s/ J. Douglas Milner
J. Douglas Milner Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Active Power, Inc. dated June 14, 2012.